NON-NEGOTIABLE PROMISSORY NOTE

$900,000                                               January 31, 1998

     FOR VALUE RECEIVED, Global Telecommunication Solutions, Inc., a Delaware corporation ("Maker"), with its principal office located at 5697 Rising Sun Avenue, Philadelphia, Pennsylvania 19120, hereby promises to pay to Randolph Cherkas ("Payee"), residing at 108 St. James Avenue, Merchantville, New Jersey 08109, in lawful money of the United States, the principal sum of Nine Hundred Thousand Dollars ($900,000), with interest on the unpaid balance from the date hereof at the rate of 6% per annum. Payment of principal and interest shall be made as follows: (i) one-half of the principal and interest thereon on November 1, 1998, and (ii) four equal payments of $112,050 plus interest accrued thereon on April 1, 1999, July 1, 1999, October 1, 1999 and January 1, 2000.

                  This Promissory Note may be prepaid at any time in whole or from time to time in part, in each case without premium or penalty, but with interest on the amount prepaid to the date of prepayment.

                  This Promissory Note is secured by certain assets of the Networks Acquisiton Corp. ("NAC") pursuant to a Security Agreement between NAC and Payee of even date herewith.

                  The entire unpaid principal amount of this Promissory Note shall become immediately due and payable without demand on the happening of any one or more of the following events (each an "Event of Default"):

     (a) failure of the Maker to make any payment of any installment of principal and interest hereon within fifteen days after such payment is due; but only if Maker does not cure such failure within fifteen days after receipt of written notice from Payee indicating Maker's failure to make such payment; or
(b) the filing of a petition by the Maker or against the Maker (and such petition is not dismissed within 60 days after filing against Maker) under the provisions of any state insolvency law or under the provisions of the Federal Bankruptcy Act or any assignment by the Maker for the benefit of creditors.

                  Notice or demand under this Promissory Note shall be deemed to have been sufficiently given if hand-delivered or sent by reputable overnight courier, prepaid to Maker at its address indicated above and the date of such notice or demand shall be the date of hand-delivery or the date of actual receipt.

                  GLOBAL TELECOMMUNICATION SOLUTIONS, INC.


                  By:_____________________________
                     Robert Bogin, President


Attest:



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